EXHIBIT 3

Enhancement of Group Management by Resona ～ Making Kansai Mirai Financial Group a Wholly - owned Subsidiary ～ November 10, 2020

1 1. Outcomes of KMFG Business Integration  After the integration of KU, KO and MB was completed in April 2018, KMFG implemented management reforms to accomplish “New retail financial services model advancing together with the future of Kansai region” such as group integration within KMFG, the merger between KU and KO in parallel with generating synergies with Resona Group, integration of KMB administrative systems, optimization of channel network, and integration of services for customers of MB, etc.  Sharing distinctive strengths each bank has developed thus far  Offering customers one - stop and first - class financial services and solutions Contributing to development and invigoration of communities it serves  Sharing the know - how of operational reforms  Integrating clerical work process and IT platforms Enhancing productivity and customer convenience at the same time  Potential of vibrant Kansai market  Scale merit New retail financial service model advancing together with the future of Kansai region Past achievements  Business integration by KMFG (April 2018)  Merger between KU and KO to create KMB (April 2019)  Integration of KMB administrative system completed (October 2019)  Opening of Business Plazas Kobe and Biwako (October 2019)  Business hours at former KU branches extended to 17:00 (October 2019)  Optimization of channel network of KMB (ongoing process)  Opening of Seven Days Plaza by KMB (3 locations) (October 2020)  Initiation of service integration for customers of MB (as a first step, fund wrap offering started in October 2020) Raising profitability, efficiency and soundness as one of the largest regional financial groups in Japan * KMFG: Kansai Mirai FG/ KU: Kansai Urban Banking Corporation/ KO: Kinki Osaka Bank/ MB: Minato Bank/ KMB: Kansai Mirai Bank

2. Background and Purposes of Making KMFG a Wholly-owned Subsidiary

- **Prolonged negative interest rates and the competitive environment surrounding banks due to the participation in financial business by other industry players as well as the ongoing spread of COVID-19 have been drastically changing the business outlook of regional banks**
- **Resona HD believes that it is the mission for the group to further extend commitment to Kansai region as well as supporting regional economies and customers, under the COVID-19 situation. Since strengthening the group's management at an accelerating pace would be key to achieve the mission, Resona HD will make KMFG a wholly-owned subsidiary**

Further commitment to Kansai region as Resona group	**Kansai region, the home market for the group, is an area where economic activities are expected to be further vitalized. Resona HD and KMFG are fully committed as a group to grow together with the area** ● Robust growth to be achieved by distinctive marketing strategies and styles of Resona group banks
Strengthen group management	**Strengthen group management to support customers and regional society by taking into account the potential impacts from the long-lasting COVID-19 situation** ● Accelerate achievement of "Retail No.1" as Resona group ● Strengthen capital base and improve return on assets (ROA) by reducing profit outflow outside Resona Group
Accelerate integrated management through strengthening corporate governance	**Ensure to accomplish the current mid-term business plan** ● Execute plans as a group to achieve group synergies of +11bn JPY (Expected when the mid-term business plan was released) by the end of FY2022 **Promote further cost reduction by optimizing management resources** ● Slim down the headquarters functions by integrating operations of Resona HD and KMFG ● Further optimize the Group's channel network ● Create an efficient operation structure ⇒ accelerate personal relocation beyond entities ⇒Promptly establish an executive committee of the Group to discuss specific measures to be implemented

*KMFG: Kansai Mirai FG

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3. Overview of the Transaction to Make KMFG a Wholly-owned Subsidiary

On April 1, 2021, KMFG to become a wholly-owned subsidiary of Resona HD



Resona Holdings
RESONA
TSE 1st Section
(April 1, 2021*1)
51%
100%
Kansai Mirai Financial Group
(TSE 1st Section Delisting*1)
100%
100%
100%
Resona Bank
Saitama Resona Bank
Kansai Mirai Bank
Minato Bank

- **To provide shareholders of KMFG with different alternatives, while controlling dilution of EPS of the Resona shares, steps below will be performed**

① Tender Offer*1

November 11 ~Dec 9, 2020	Acquire the KMFG shares at JPY500 per share

②Share Exchange*1

Effective on April 1, 2021	Conduct simplified share exchange. For the shares that have not been tendered in the Tender Offer, will be exchanged for the Resona HD shares with share exchange ratio 1.42 (Number of Resona HD shares required per 1 share of KMFG)

③ Acquisition of Treasury Shares*1

Proceed after 100% share acquisition	Acquire treasury shares to restrain dilution of EPS due to the share exchange

Management structure after making KMFG a wholly-owned subsidiary

- **No changes in management philosophy and policies even after KMFG becomes a wholly-owned subsidiary**
  - Dedicate to Kansai region within Resona Group, and provide financial services in Kansai region through KMB and MB which will establish further closer relationships with customers
  - Demonstrate a model case for community-based style of regional bank cooperation, and at the same time continuously consider regional bank consolidation opportunities

*1. For more details, please see the press release on November 11, 2020, "Notice Regarding [the Execution of the Share Exchange Agreement [(Simplified Share Exchange)] for Resona Holdings, Inc. to Make Kansai Mirai Financial Group, Inc. a Wholly-Owned Subsidiary"
*KMFG: Kansai Mirai FG/ KMB: Kansai Mirai Bank/ MB: Minato Bank

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4. Rationale from KMFG's Perspective

- **This transaction allows KMFG to strengthen group management, leverage integrated solutions and management resources of Resona group to the fullest and improve stability of the capital base, which will enable KMFG to support regional economies and customers, under the COVID-19 situation**

Continuation of KMFG

- Unchanged management philosophy of KMFG

Management philosophy

As a financial group that marches with the future of Kansai,

We will grow with our customers, create a brighter future for the region, and embark on necessary reform in order to continue evolving

- KMFG will establish the KMFG brand as a Kansai regional financial group within Resona group

Expected Synergies

Enhanced customer service and experience

- Strengthen business support function by providing integrated solutions of Resona group (trust, real estate, international business, affiliates)
- Provide a business matching service by leveraging customer base of Resona group, and provide high quality M&A related information and proposals

Generation of cost synergy

- Further optimize channel network, including utilization of joint branches with Resona group
- Accelerate slimming down the headquarters personnel by promoting an integrated headquarters function of KMFG and Resona group
- Realign the operational administrative functions within the group and consider CRE strategies

Improved stability of the capital base

- Ensure a strong capital base to support regional economies
- Flexible capital management by reducing profit outflow outside Resona group

*KMFG: Kansai Mirai FG

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The transaction is subject to approval at Kansa Mira Financial Group's extraordinary shareholders meeting The forward - looking statements contained in this material may be subject to material change due to the following factors . These factors may include changes in the level of stock price in Japan, any development and change related to the government’s and central bank’s policies, laws, business practices and their interpretation, emergence of new corporate bankruptcies, changes in the economic environment in Japan and abroad and any other factors which are beyond control of the Resona Group . These forward - looking statements are not intended to provide any guarantees of the Group's future performance. Please also note that the actual performance may differ from these statements.

The transactions are made for the securities of Japanese companies. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies . It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases. This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.